Exhibit 99.1

SUMMARY OF AMENDMENTS TO BOWATER CREDIT FACILITIES

On March 31, 2008, AbitibiBowater Inc. (“ABH”), Bowater Incorporated (“Bowater”) and Bowater’s subsidiaries will enter into amendments (the “Bowater Amendments”) to the Credit Agreement dated as of May 31, 2006, as amended (the “Bowater US Credit Facility”), among Bowater, as borrower, the lenders party thereto and Wachovia Bank, National Association, as administrative agent, and the Credit Agreement dated as of May 31, 2006, as amended (the “Bowater CDN Credit Facility” and, together with the Bowater US Credit Facility, the “Bowater Credit Facilities”), among Bowater Canadian Forest Products, Inc., as borrower, Bowater, as guarantor, the lenders party thereto and The Bank of Nova Scotia, as administrative agent. The material terms of the Bowater Amendments are as set forth below:

Catawba, Coosa Pines and Grenada

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Lenders under the Bowater Credit Facilities withdrew the requirement that Bowater move the Catawba assets into a newly formed subsidiary directly underneath ABH, and grant such lenders first-ranking mortgages on such assets.

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Lenders under each of the Bowater Credit Facilities now require that Bowater transfer the stock in subsidiaries owning the Coosa Pines and Grenada assets to ABH, and grant such lenders first-ranking mortgages on such assets (collectively, the “New Spinout Transactions”).

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Lenders under the Bowater Credit Facilities require that Bowater consummate the New Spinout Transactions and, in connection therewith, deliver to such lenders a satisfactory solvency opinion, in each case no later than April 30th.

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If Bowater does not consummate the New Spinout Transactions, and deliver a solvency opinion related thereto, on or before April 30th, an Event of Default shall arise under each of the Bowater Credit Facilities.

Financing Transactions

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The “change in control” definition in each of the Bowater Credit Facilities has been revised so that, following the conversion into equity of the ABH convertible debt, no person or group may own more than 50% of the voting stock of ABH. Prior to such conversion, 35% is the trigger amount.

•	ABH is providing an unsecured guarantee of obligations under the Bowater US Credit Facility, which will be effective upon closing of the Bowater Amendments.

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The Bowater US Credit Facility permits ABH to incur the ABH convertible debt, so long as such debt satisfies numerous criteria, which have not changed from the existing terms of the Bowater US Credit Facility.

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The Bowater US Credit Facility permits Bowater to send distributions to ABH to service interest on the ABH convertible debt to the extent no default exists under the Bowater US Credit Facility at the time of such payment and Bowater is in pro forma compliance with its financial covenants at the time of such payment.

•	The Bowater US Credit Facility permits Bowater to send distributions to ABH to fund 50% of ABH’s overhead expenses plus, if no default exists, up to $10,000,000 per year.

Miscellaneous

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Lenders under the Bowater Credit Facilities have implemented a more traditional, more restrictive borrowing base, using more extensive eligibility criteria and imposing additional reporting obligations on Bowater. Bowater is not obligated to comply with the additional reporting requirements or the more restrictive borrowing base requirements until November 15, 2008.

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Lenders agreed to extend until April 15, 2008 the time for the delivery of Bowater’s 2007 audited financial statements and related compliance and accountants certificates and its 2008 annual business plan and projections.